Exhibit 5.1

Our Ref: M-0036-2013

Noerr LLP is a limited liability partnership registered under number OC349228, established under the laws of England and Wales, with its registered office at Tower 42,
25 Old Broad Street, London EC2N 1HQ. Noerr LLP is entered in the partnership register of the Amtsgericht Munich under PR 945. For further information, please refer to www.noerr.com.

Further details overleaf

Noerr LLP | Börsenstraße 1 | 60313 Frankfurt am Main	Dr. Holger Alfes, LL.M.	HAL/ckh
Rechtsanwalt
Fresenius Medical Care AG & Co. KGaA		ALICANTE
Else-Kröner-Straße 1	Noerr LLP	BERLIN
61352 Bad Homburg	Börsenstraße 1	BRATISLAVA
Germany	60313 Frankfurt am Main	BUCHAREST
	Germany	BUDAPEST
	www.noerr.com	DRESDEN
DÜSSELDORF
	Secretary Carolin Kühne	FRANKFURT/M.
	T +49 69 971477231 (ext.)	KIEV
	T +49 69 9714770	LONDON
	F +49 69 971477100	MOSCOW
	Holger.Alfes@noerr.com	MUNICH
NEW YORK
PRAGUE
WARSAW

Frankfurt am Main, 1 July 2013

Re: Ordinary Shares without par value (the “Shares”) of Fresenius Medical Care AG & Co. KGaA

Ladies and Gentlemen:

We have acted as special German counsel to Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FMC-AG & Co. KGaA”) in connection with the offering of (i) up to 12,000,000 Ordinary Shares of FMC-AG & Co. KGaA ( the “2011 Plan Shares”) under the Fresenius Medical Care AG & Co. KGaA Stock Option Plan 2011 (the “2011 Plan”) and (ii) up to 32,006 Ordinary Shares of FMC-AG & Co. KGaA (the “2001 Plan Shares” and, together with the 2011 Plan Shares, the “Shares”), in the form of (a) American Depositary Shares, or (b) Shares, to participants under the Fresenius Medical Care Aktiengesellschaft 2001 International Stock Incentive Plan (the “2001 Plan”).  The 2001 Plan and the 2011 Plan are referred to individually as a “Plan” and collectively as the “Plans”).  This opinion is given in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by FMC-AG & Co. KGaA to register the Shares on or about the date of this opinion under the United States Securities Act of 1933, as amended (the “Securities

Noerr LLP | M-0036-2013, 7360704_5,

Act”) and the rules and regulations promulgated thereunder (the “Rules”).

In our capacity as such special counsel, we are familiar with the proceedings taken by FMC-AG & Co. KGaA in connection with the Shares.  In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plans, (iii) the current Articles of Association (Satzung) of FMC-AG & Co. KGaA, (iv) an excerpt from the commercial register at the local court in Hof an der Saale, Germany, with respect to FMC-AG & Co. KGaA, and (v) such other records and documents we considered appropriate.  In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the authority and power of attorney of the persons signing the aforesaid documents and agreements, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as certified copies or photocopies.  As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of FMC-AG & Co. KGaA or its general partner.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(i)                                     FMC-AG & Co. KGaA is a partnership limited by shares (Kommanditgesellschaft auf Aktien) duly registered with the commercial register at the local court Hof an der Saale, Germany, and validly existing under the laws of the Federal Republic of Germany.

(ii)                                  When issued upon (a) the valid exercise of options under the 2011 Plan, and (b) payment of the exercise price, the 2011 Plan Shares issuable upon the exercise of such options will be validly issued, fully paid and non-assessable.

(iii)                               When issued upon (a) the valid exercise of options under the 2001 Plan, and (b) payment of the exercise price, the 2001 Plan Shares issuable upon the exercise of such options will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present laws of the Federal Republic of Germany.  We express no opinion as to the laws of any other jurisdiction. This opinion letter is subject to the effects of any applicable insolvency, liquidation or reorganization or similar laws affecting the enforcement of creditors’ rights generally.

This opinion is furnished by us as special German counsel to FMC-AG & Co. KGaA and may be relied upon by you only in connection with the Registration Statement.  It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Interest of Named Experts and Counsel” in Part II, Item 5. of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Yours sincerely,

Noerr LLP

Dr. Holger Alfes, LL.M.

Partner

Rechtsanwalt